Shareholder Meeting Results (Unaudited)

at a special meeting of shareholders held on march 21, 2005, a proposal to elect seven nominees was approved on behalf of the hsbc investor funds, hsbc advisor funds trust and hsbc investor portfolios (collectively, the trusts).
  the number of shares voted for, against or abstained are as follows:

hsbc investor funds
	for 	against	abstain
stephen j. baker	4,013,227,309	396,540,860	0
richard a. brealey	4,013,550,074	396,218,095	0
frederick c. chen	4,012,525,304	397,242,865	0
alan A. parsow	4,013,083,446	396,684,723	0
thomas f. robards	4,013,262,198	396,505,971	0
larry m. robbins	4,012,517,654	397,250,515	0
michael Seely	4,013,282,990	396,485,179	0

hsbc advisor funds trust
	For 	against	abstain
stephen j. baker	520,578,380	72,648
richard a. brealey	520,578,380	72,648	0
frederick c. chen	520,651,028	0	0
alan a. parsow	520,627,071	23,957	0
thomas f. robards	520,627,071	23,957	0
larry m. robbins	520,622,082	28,946	0
michael Seely	520,627,071	23,957	0

hsbc investor portfolios
	for 	against	abstain
stephen j. baker	63,969,810	59,867	0
richard a. brealey	63,975,736	53,941	0
frederick c. chen	63,984,270	45,407	0
alan a. parsow	63,978,788	50,889	0
thomas f. robards	63,958,729	70,948	0
larry m. robbins	63,972,348	57,329	0
Seely Seely	63,963,174	66,504	0

at a special meeting of shareholders held on April 18, 2005, the following proposals were approved on behalf of the hsbc investor funds:

(1)	for shareholders of the hsbc investor growth and Income fund
(the fund) prove a new investment advisory agreement between the fund and hsbc investments (USA) Inc. (formerly hsbc Asset Management (americas) Inc.) (the adviser); (b) approve a new sub-advisory agreement between the adviser and transamerica investment management, llc; and (c) authorize the Board of trustees of the hsbc investor growth and Income fund and the adviser to select and change investment sub-advisers and to enter into or materially amend investment sub-advisory agreements without obtaining the approval of shareholders;
(2)for shareholders of the hsbc investor Mid-Cap fund to (a) approve a new investment advisory agreement between the hsbc investor mid-Cap fund the adviser and (b) approve a new sub-advisory agreement between the adviser and munder capital management; and (c) authorize the Board of trustees of the hsbc investor mid-cap fund and the adviser to select and change investment sub-advisers
 and to enter into or materially amend investment sub-advisory agreements without obtaining the approval of shareholders;
(3) for shareholders of the hsbc investor mid-Cap fund, to approve the elimination of the fundamental investment restriction on purchasing securities issued by any registered investment company.
shares voted For, against and abstained from these proposals are as follows: hsbc investor growth and Income fund:
	for 	against	abstain
approve new investment advisory Agreement between the fund and adviser
16,746,954	7,707	0
approve a new sub-advisory agreement between the adviser and transamerica
investment management, llc	16,750,927	2,411	1,323
authorize the board of trustees of the hsbc investor growth and Income fund and the adviser to select and change investment sub-advisers and to enter into or materially amend investment sub-advisory agreements without
obtaining the approval of shareholders	16,616,113	138,547	1

hsbc investor mid-cap fund:
	for 	against	abstain
approve new investment advisory agreement between the fund and adviser
	12,080,980	0	55,696
approve a new sub-advisory agreement between the adviser and munder capital management
	12,136,513	58	105
authorize the Board of trustees of the hsbc investor mid-cap fund and the adviser to select and change investment sub-advisers and to enter into or materially amend investment sub-advisory agreements without obtaining the approval of shareholders
	1,345,423	10,790,941	312
approve the elimination of the fundamental investment restriction on purchasing securities issued by any registered investment company
	12,130,528	5,941	207